CUMBERLAND RESOURCES LTD.

2006	Notice of Annual and Special General Meeting of Shareholders
ANNUAL &	Information Circular
SPECIAL	Form of Proxy and Notes
GENERAL	Financial Statement Request Form
MEETING

Place:	Hyatt Regency Hotel - Prince of Wales Room 3rd Floor, 655 Burrard Street Vancouver, British Columbia
Time:	2:00 p.m. (Vancouver time)
Date:	Thursday, June 22, 2006

CUMBERLAND RESOURCES LTD.

CORPORATE DATA	Head Office Suite 950 505 Burrard Street Vancouver, British Columbia V7X 1M4

Directors & Officers

Walter T. Segsworth, Chairman and Director

Kerry Curtis, President C.E.O. and Director

Michael Carroll, Senior Vice-President, C.F.O. and Corporate Secretary

Brad Thiele, Vice-President, Meadowbank Development

Richard Colterjohn, Director

Glen Dickson, Director

Jonathan A. Rubenstein, Director

J. Michael Kenyon, Director

Abraham Aronowicz, Director

Registrar & Transfer Agent Computershare Investor Services Inc. 510 Burrard Street, 4th Floor Vancouver, British Columbia V6C 3B9
Legal Counsel Gowling Lafleur Henderson LLP Barristers & Solicitors PO Box 49122, Suite 2300 1055 Dunsmuir Street Vancouver, British Columbia V7X 1J1
Auditor Ernst & Young, Chartered Accountants 2200 – 700 West Georgia Street Vancouver, British Columbia V7Y 1C7
Listing Toronto Stock Exchange American Stock Exchange Symbol “CLG”

#950 - 505 Burrard Street

Box 72, One Bentall Centre

Vancouver, B.C V7X 1M4

Tel: (604) 608-2557

Fax: (604) 608-2559

E-Mail: info@cumberlandresources.com

Website: www.cumberlandresources.com

May 25, 2006

Dear Shareholders:

Beginning this year and for the following 10 years, our Company will need to attract and retain the skilled people required to build and operate the Meadowbank gold project. We are also entering a period in Canada when availability of skilled trades and mining personnel are at their lowest levels and compensation is at its highest.  In northern Alberta alone, in excess of $10 billion in new construction for tar sand mining projects is planned in the next few years.  Cumberland will need to be creative to attract talented employees in a very competitive Canadian labour market. Offering “ownership” through incentive stock options is one way to ensure that we can compete.

In this year’s proxy materials you will notice proposed revisions to our stock option plan. This plan originated in 1997 and was last amended and approved in 2004 by shareholders. The original plan allowed for options issued to be up to 10% of the outstanding shares in the year of the amendment – in our case that year was 2004.  This year we are asking you to approve an amended option plan that will allow for a 10% “evergreen” plan.  Such plan will permit options to be issued so long as total outstanding options at any time do not exceed 10% of outstanding shares.

The 10% evergreen plan has been widely adopted by TSX companies over the past few years and as such has become relatively commonplace. Such an evergreen plan will provide the Board of Directors and the Company with the flexibility to attract and retain current and future employees, consultants and directors without having to continually seek shareholder approval to increase the maximum share reserve under the stock option plan.

In addition, we are also seeking your approval to give the Board of Directors the authority to issue up to 175,000 shares each year as a bonus to our workers.  Directors and Officers will not be eligible for these shares and when issued they will be removed from the stock option pool.  Again, this is another incentive that we can provide to attract key personnel and skilled labour and encourage them to remain with us.

I believe that with these amendments to our stock option plan we will greatly improve our ability to attract and retain the skilled and talented individuals necessary to build our Company into a mid-tier gold producer and we encourage you to support us in this regard.

Sincerely,

CUMBERLAND RESOURCES LTD.

_____________________________________

"Kerry M. Curtis, P.Geo."

President & CEO

CUMBERLAND RESOURCES LTD.

950 – 505 Burrard Street

Vancouver, BC  V7X 1M4

(604) 608-2557

NOTICE OF ANNUAL AND SPECIAL GENERAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the Annual and Special General Meeting of the Shareholders of Cumberland Resources Ltd. (hereinafter called the “Company”) will be held in the Prince of Wales Room of the Hyatt Regency Hotel, 3rd Floor, 655 Burrard Street, Vancouver, British Columbia, on Thursday, the 22nd day of June, 2006 at the hour of 2:00 in the afternoon (local time), for the following purposes:

1.

To receive the audited financial statements of the Company for the fiscal year ended December 31, 2005 (with comparative statements relating to the preceding fiscal period) together with the report of the auditors therein;

2.

To fix the number of directors at seven (7);

3.

To elect three (3) directors and fix their terms;

4.

To appoint the auditors;

5.

To consider, and if thought fit to pass an ordinary resolution amending the Company’s existing  Stock Option Plan, as more particularly described in the accompanying Information Circular;

6.

To consider, and if thought fit to pass an ordinary resolution ratifying the previously approved Share Rights Plan, as more particularly described in the accompanying Information Circular; and

7.

To transact such further or other business as may properly come before the meeting or any adjournment or adjournments thereof.

Accompanying this Notice is an Information Circular, a form of Proxy and a Financial Statement Request Form.  The accompanying Information Circular provides information relating to the matters to be addressed at the meeting and is incorporated into this Notice.  The Company will have copies of its audited financial statements for the fiscal year ended December 31, 2005, including Management’s Discussion and Analysis of Financial condition and Results of Operations, available for review at the Meeting.

Shareholders are entitled to vote at the Meeting either in person or by proxy.  Those who are unable to attend the Meeting are requested to read the notes to the enclosed form of Proxy and then to, complete, sign and mail the enclosed form of Proxy in accordance with the instructions set out in the Proxy and in the Information Circular accompanying this Notice.

DATED at Vancouver, British Columbia, this 25th day of May, 2006.

BY ORDER OF THE BOARD

(signed) “Kerry M. Curtis”

President, CEO and Director

CUMBERLAND RESOURCES LTD.
950 – 505 Burrard Street

Box 72, One Bentall Centre

Vancouver, BC  V7X 1M4

INFORMATION CIRCULAR

(Containing information as at May 19, 2006 unless indicated otherwise)

SOLICITATION OF PROXIES

This Information Circular is furnished in connection with the solicitation of proxies by the management of Cumberland Resources Ltd. (the “Company”) for use at the Annual and Special General Meeting of Shareholders of the Company (and any adjournment thereof) to be held on Thursday, June 22, 2006 (the “Meeting”) at the time and place and for the purposes set forth in the accompanying Notice of Meeting.  While it is expected that the solicitation will be primarily by mail, proxies may be solicited personally or by telephone by the directors, officers and regular employees of the Company at nominal cost.  All costs of solicitation by management will be borne by the Company.

The contents and the sending of this Information Circular have been approved by the directors of the Company.

APPOINTMENT OF PROXYHOLDER

The individuals named in the accompanying form of proxy are directors of the Company.  A SHAREHOLDER WISHING TO APPOINT SOME OTHER PERSON (WHO NEED NOT BE A SHAREHOLDER) TO REPRESENT HIM AT THE MEETING HAS THE RIGHT TO DO SO, EITHER BY STROKING OUT THE NAMES OF THOSE PERSONS NAMED IN THE ACCOMPANYING FORM OF PROXY AND INSERTING THE DESIRED PERSON’S NAME IN THE BLANK SPACE PROVIDED IN THE FORM OF PROXY OR BY COMPLETING ANOTHER FORM OF PROXY.  A proxy will not be valid unless the completed form of proxy is received by Computershare Investor Services Inc. (the “Transfer Agent”), Proxy Dept. of 100 University Avenue, 9th Floor, Toronto, ON  M5J 2Y1 not less than 48 hours (excluding Saturdays, Sundays and holidays) before the time for holding the Meeting or any adjournment thereof.

REVOCATION OF PROXIES

A shareholder who has given a proxy may revoke it by an instrument in writing executed by the shareholder or by his attorney authorized in writing or, where the shareholder is a corporation, by a duly authorized officer or attorney of the corporation, and delivered either to the registered office of the Company, at Suite 2300, 1055 Dunsmuir Street, Vancouver, British Columbia, V7X 1J1 at any time up to and including the last business day preceding the day of the Meeting, or if adjourned, any reconvening thereof, or to the Chairman of the Meeting on the day of the Meeting or, if adjourned, any reconvening thereof or in any other manner provided by law.  A revocation of a proxy does not affect any matter on which a vote has been taken prior to the revocation.

INFORMATION FOR NON-REGISTERED SHAREHOLDERS

Only registered shareholders or duly appointed proxyholders are permitted to vote at the Meeting.  Most shareholders of the Company are “non-registered” shareholders because the shares they own are not registered in their names but are instead registered in the names of a brokerage firm, bank or other intermediary or in the name of a clearing agency.  Shareholders who do not hold their shares in their own name (referred to herein as “Beneficial Shareholders”) should note that only registered shareholders may vote at the Meeting.  If common shares are listed in an account statement provided to a shareholder by a broker, then in almost all cases those common shares will not be registered in such shareholder’s name on the records of the Company.  Such common shares will more likely be registered under the name of the shareholder’s broker or an agent of that broker.  In Canada, the vast majority of such shares are registered under the name of CDS & Co. (the registration name for The Canadian Depository for Securities, which company acts as nominee for many Canadian brokerage firms).  Common shares held by brokers (or their agents or nominees) on behalf of a broker’s client can only be voted (for or against resolutions) at the direction of the Beneficial Shareholder.  Without specific instructions, brokers and their agents and nominees are prohibited from voting shares for the brokers’ clients.  Therefore, each Beneficial Shareholder should ensure that voting instructions are communicated to the appropriate person well in advance of the Meeting.

In accordance with National Instrument 54-101 of the Canadian Securities Administrators, the Company has distributed copies of the Notice of Meeting, this Information Circular and the Proxy to the clearing agencies and intermediaries for onward distribution to Beneficial Shareholders.

Existing regulatory policy requires brokers and other intermediaries to seek voting instructions from Beneficial Shareholders in advance of shareholders’ meetings.  The various brokers and other intermediaries have their own mailing procedures and provide their own return instructions to clients, which should be carefully followed by Beneficial Shareholders in order to ensure that their common shares are voted at the Meeting.  Often the form of proxy supplied to a Beneficial Shareholder by its broker is identical to the form of proxy provided by the Company to the registered shareholders.  However, its purpose is limited to instructing the registered shareholder (ie. the broker or agent of the broker) how to vote on behalf of the Beneficial Shareholder.  The majority of brokers now delegate responsibility for obtaining instructions from clients to ADP Investor Communications Services (“ADP”).  ADP typically prepares a machine-readable voting instruction form, mails those forms to the Beneficial Shareholders and asks Beneficial Shareholders to return the forms to ADP, or otherwise communicate voting instructions to ADP (by way of the internet or telephone, for example).  ADP then tabulates the results of all instructions received and provides appropriate instructions respecting the voting of common shares to be represented at the Meeting.  A Beneficial Shareholder who receives an ADP voting instruction form cannot use that form to vote common shares directly at the Meeting.  The voting instruction form must be returned to ADP (or instructions respecting the voting of common shares must be communicated to ADP) well in advance of the Meeting in order to have the common shares voted.

All references to shareholders in this Information Circular and the accompanying form of Proxy and Notice of Meeting are to shareholders of record unless specifically stated otherwise.

VOTING OF PROXIES

The shares represented by a properly executed proxy in favour of persons proposed by Management as proxyholders in the accompanying form of proxy will:

(a)

be voted or withheld from voting in accordance with the instructions of the person appointing the proxyholder on any ballot that may be taken; and

(b)

where a choice with respect to any matter to be acted upon has been specified in the form of proxy, be voted in accordance with the specification made in such proxy.

ON A POLL SUCH SHARES WILL BE VOTED IN FAVOUR OF EACH MATTER FOR WHICH NO CHOICE HAS BEEN SPECIFIED OR WHERE BOTH CHOICES HAVE BEEN SPECIFIED BY THE SHAREHOLDER.

The enclosed form of proxy when properly completed and delivered and not revoked confers discretionary authority upon the person appointed proxy thereunder to vote with respect to amendments or variations of matters identified in the Notice of Meeting, and with respect to other matters which may properly come before the Meeting.  In the event that amendments or variations to matters identified in the Notice of Meeting are properly brought before the Meeting or any further or other business is properly brought before the

Meeting, it is the intention of the persons designated in the enclosed form of proxy to vote in accordance with their best judgment on such matters or business.  At the time of the printing of this Information Circular, the management of the Company knows of no such amendment, variation or other matter which may be presented to the Meeting.

VOTING SHARES AND PRINCIPAL HOLDERS THEREOF

Authorized Capital:

unlimited common shares without par value
Issued and Outstanding:

56,376,274 (1) common shares without par value

(1)

As at May 19, 2006

Only shareholders of record at the close of business on May 19, 2006 (the “Record Date”) who either personally attend the Meeting or who have completed and delivered a form of proxy in the manner and subject to the provisions described above shall be entitled to vote or to have their shares voted at the Meeting.

On a show of hands, every individual who is present and is entitled to vote as a shareholder or as a representative of one or more corporate shareholders, or who is holding a proxy on behalf of a shareholder who is not present at the Meeting, will have one vote, and on a poll every shareholder present in person or represented by a proxy and every person who is a representative of one or more corporate shareholders, will have one vote for each common share.

To the knowledge of the directors and senior officers of the Company, the only persons or companies who beneficially own, directly or indirectly or exercise control or direction over shares carrying more than 10% of the voting rights attached to all outstanding shares of the Company are:

Name	No. of Shares	Percentage
Resource Capital Fund III L.P.	7,857,700(1)	13.9%

(1)

As at May 19, 2006.

ELECTION OF DIRECTORS

The Board of Directors of the Company presently consists of seven directors.  The term of office of three of the present directors expires at the Meeting.  In June of 2005, two current directors were re-elected to office for a term of three years each.  The persons named below will be presented for election at the meeting as management’s nominees and the persons named in the accompanying form of proxy intend to vote for the election of these nominees.  Management does not contemplate that any of these nominees will be unable to serve as a director.

(a)

Glen Dickson, for a term of 1 year of office from the date of the Meeting;

(b)

Kerry Curtis, for a term of 3 years of office from the date of the Meeting; and

(c)

Jonathan Rubenstein, for a term of 3 years of office from the date of the Meeting.

Each director elected will hold office for one year or for such longer term as may be fixed by ordinary resolution of the shareholders, or until his successor is elected or appointed, unless his office is earlier vacated in accordance with the Articles of the Company, or with the provisions of the Business Corporations Act (British Columbia).  The shareholders will be asked at the Meeting to pass ordinary resolutions fixing the terms of office of the directors nominated at one and three years from the date of the Meeting.

The shareholders will be asked to approve ordinary resolutions to determine the number of directors for the ensuing year at seven (7) and to elect three (3) directors to fill the vacancies of three (3) directors whose terms expire at the Meeting.  The following table and notes thereto sets out the names of each person proposed to be nominated by management for election as a director, the province or state, as applicable, and country of residence, all offices of the Company now held by him, his principal occupation, the period of time for which he has been a director of the Company, and the number of common shares of the Company beneficially owned by him, directly or indirectly, or over which he exercises control or direction, as at the date hereof as well as the directors of the Company who will be continuing as directors.

Nominees for Election as Directors

Name, Position, Province or State, and Country of Residence(1)	Principal Occupation (1)	Previous Service as a Director	Number of Common Shares beneficially owned or directly or indirectly controlled(2)
Kerry M. Curtis President, C.E.O. & Director Richmond, B.C. Canada	President and Chief Executive Officer of the Company.	17-Oct-2002	48,000
Glen D. Dickson Director North Vancouver, B.C. Canada	Chairman and CEO of Gold-Ore Resources Ltd.	07-May-1993	21,815
Jonathan A. Rubenstein(3)(5) Director Vancouver, B.C. Canada	Independent Businessman; Formerly: Vice-President, Secretary & Director of Canico Resource Corp.	20-May-1983	121,600

Continuing Directors

Name, Position, Province or State, and Country of Residence(1)	Principal Occupation and, If Not at Present an Elected Director, Occupation During the Past 5 Years(1)	Previous Service as a Director	Number of Common Shares beneficially owned or directly or indirectly controlled(2)
Richard Colterjohn(3)(4)(5) Director Toronto, ON Canada	Managing Partner, Glencoban Capital Management Inc., a merchant banking firm.	5-June-2003	105,500
Walter T. Segsworth(4) Chairman & Director West Vancouver, B.C. Canada	Mining Engineer (semi-retired).	09-May-2002	10,000
J. Michael Kenyon(5) Director Vancouver, B.C. Canada	Independent Businessman; Formerly: President, CEO and Director of Canico Resource Corp.	05-Dec-1979	163,032 (6)
Abraham I. Aronowicz(3)(4) Director Vancouver, BC Canada	Independent Businessman; President of EMTWO Properties Inc., a real estate company.	09-Jun-1994	4,301,214

NOTES:

(1)

The information as to country of residence and principal occupation, not being within the knowledge of the Company, has been furnished by the respective directors individually.

(2)

The information as to common shares beneficially owned or over which a director exercises control or direction, not being within the knowledge of the Company, has been furnished by the respective directors individually.

(3)

Denotes member of Audit Committee.

(4)

Denotes member of Compensation Committee.

(5)

Denotes member of the Corporate Governance Committee.

(6)

63,500 common shares are held indirectly through JMK Holdings Ltd., a wholly owned company of Mr. Kenyon.

AUDIT COMMITTEE

Under Multilateral Instrument 52-110 – Audit Committees (“MI 52-110”), companies are required to provide disclosure with respect to their audit committee including the text of the audit committee’s charter, composition of the audit committee and the fees paid to the external auditor.  This information is provided in the Company’s annual information form (“AIF”) dated March 30, 2006 under “Audit Committee”.  The AIF is available for review by the public on the SEDAR website located at www.sedar.com “Company Profiles – Cumberland Resources Ltd.”.  Management of the Company strongly encourages its shareholders to review the AIF.

STATEMENT OF EXECUTIVE COMPENSATION

“Named Executive Officers” (each an “NEO”) means the Chief Executive Officer (“CEO”) and the Chief Financial Officer (“CFO”) of the Company, or if the Company does not have a CFO, an individual which acted in a similar capacity, regardless of the amount of compensation of that individual, each of the Company’s three most highly compensated executive officers, other than the CEO and CFO, who were serving as executive officers at the end of the most recent financial year and whose total salary and bonus amounted to $150,000 or more.  In addition, disclosure is also required for any individuals whose total salary and bonus during the most recent financial year was $150,000 whether or not they are an executive officer at the end of the financial year.

The Company currently has three NEO’s, Mr. Kerry Curtis, the CEO of the Company, Mr. Michael Carroll, the CFO and Corporate Secretary of the Company and Mr. Brad Thiele, the Vice-President, Meadowbank Development.

Summary Compensation Table

		Annual Compensation			Long Term Compensation
					Awards		Payouts
Name and Principal Position	Year(1)	Salary ($)	Bonus ($)	Other Annual Compen- sation ($)	Securities Under Options granted (#)(2)	Shares or Units Subject to Resale Restric-tions ($)	LTIP Payouts ($)	All Other Compen- sation ($)
Kerry M. Curtis President & Chief Executive Officer	2005 2004 2003	200,000 175,000 166,208	92,500 -- 30,000	-- -- --	180,000 180,000 185,000	N/A N/A N/A	N/A N/A N/A	-- -- --
Michael L. Carroll Chief Financial Officer	2005 2004 2003	157,500 150,000 87,500	62,000 -- 10,000	-- -- --	120,000 120,000 245,000	N/A N/A N/A	N/A N/A N/A	35,100(4) 2,585(4) 22,133(4)
Brad Thiele Vice-President, Meadowbank Development	2005 2004 2003	157,500 100,000 Nil	52,350 -- 20,000	-- -- --	120,000 170,000 45,000	N/A N/A N/A	N/A N/A N/A	-- 52,650(3) 157,300(3)

Notes:

(1)

Financial years ended December 31.

(2)

Figures represent options granted during a particular year; see “Aggregate Option” table for the aggregate number of options outstanding at year end.

(3)

Consulting fees.

(4)

Relocation costs.

Long Term Incentive Plan

A long term incentive plan (“LTIP”) is any plan providing compensation intended to motivate performance over a period greater than one financial year.  A LTIP does not include option or stock appreciation rights plans or plans for compensation through shares or units that are subject to restrictions on resale.  The Company did not have a LTIP during the recently completed fiscal year ended December 31, 2005.

Stock Appreciation Rights

A stock appreciation right (“SAR”) is a right granted by an issuer or any of its subsidiaries as compensation for employment services or office to receive cash or an issue or transfer of securities based wholly or in part on changes in the trading price of the issuer’s shares.  No SARs were granted to or exercised by the Named Executive Officers during the recently completed fiscal year ended December 31, 2005.

Option Grants During the Most Recently Completed Financial Year

The following table sets forth information concerning grants of stock options during the financial year ended December 31, 2005 to the Named Executive Officers pursuant to the rules and policies of the Toronto Stock Exchange (the “TSX”) and in accordance with the provisions of the Business Corporations Act (British Columbia) and the Regulations thereunder.

NEO Name	Securities Under Options Granted (#)	% of Total Options Granted to Employees in Financial Year(1)	Exercise or Base Price ($/Security)	Market Value of Securities Underlying Options on the Date of Grant ($/Security)	Expiration Date
Kerry M. Curtis	180,000	16.1%	$1.40	$1.40	29-Jun-2010
Michael L. Carroll	120,000	10.8%	$1.40	$1.40	29-Jun-2010
Brad Thiele	120,000	10.8%	$1.40	$1.40	29-Jun-2010

(1)

Percentage of all of the Company’s options granted during the last fiscal year, including those granted to directors.

Aggregated Option Exercises During The Most Recently Completed
Financial Year and Financial Year-End Option Values

The following table sets forth details of all exercises of stock options during the last financial year ended December 31, 2005, by the Named Executive Officers and the financial year-end value of unexercised options on an aggregated basis:

NEO Name	Securities Acquired on Exercise (#)	Aggregate Value Realized ($)(1)	Unexercised Options at Financial Year-End (#) Exercisable/ Unexercisable	Value of Unexercised In-the-Money Options at Financial Year-End ($)(2) Exercisable/ Unexercisable
Kerry M. Curtis	--	$Nil	635,000/0	$365,400/$Nil
Michael L. Carroll	--	$Nil	435,000/50,000	$228,300/$6,500
Brad Thiele	--	$Nil	370,000/25,000	$270,850/$18,250

(1)

Value using the closing price of common shares of the Company on the TSX on the date of exercise, less the exercise price per share.

(2)

Value using the closing price of common shares of the Company on the TSX on December 31, 2005, being the last trading day of the Company’s shares for the financial year, of $2.58 per share, less the exercise price per share.

Option Repricings

No stock options held by the Named Executive Officers were repriced during the last financial year.

Pension Plans

The Company does not provide retirement benefits for directors or executive officers.

Termination of Employment, Change in Responsibilities and Employment Contracts

The Company is currently a party to formal employment agreements dated May 3, 2006 (the “Formal Agreements”) with each of Kerry Curtis, the President and Chief Executive Officer of the Company, Michael Carroll, the Senior Vice-President, Chief Financial Officer and Corporate Secretary of the Company and Brad Thiele, the Vice-President of Meadowbank Development of the Company.  The Formal Agreements establish the terms and conditions under which the Company would compensate Messrs. Curtis, Carroll and Thiele in their roles as President and Chief Executive Officer, Senior Vice-President,  Chief Financial Officer and Corporate Secretary and Vice-President of Meadowbank Development, respectively, including their annual salary, option issuances, employee benefit entitlements, special cash bonus incentives upon completion of certain objectives with respect to the Company’s Meadowbank Gold Project (the “Meadowbank Bonuses”), termination benefits and, in the case of Mr. Carroll, monies to be paid in connection with relocating.

The termination benefits provided for in the Formal Agreements include the following:

•

a severance payment, in lieu of notice, equal to two years’ annual salary calculated based on the highest rate in effect during the 12 month period immediately preceding the date of termination plus two times the applicable annual target incentive bonus for the year of termination; and

•

in the case of all vested options, extending the exercise period from 30 days after the date of termination to the earlier of the original expiry date or three years from the date of termination.

In the case of either a termination or resignation for good cause following a takeover of control, the Formal Agreements provide for the following termination benefits, including:

•

a severance payment equal to three years’ annual salary calculated based on the highest rate in effect during the 12 month period immediately preceding the date of termination plus three times the applicable annual target incentive bonus for the year of termination/resignation;

•

the Company shall continue specified employee benefits until the earlier of three years from the date of resignation or until similar benefits have been obtained;

•

acceleration of Meadowbank Bonuses based on specified thresholds; and

•

in the case of options held by the employee, removal of all vesting provisions and the elimination of any otherwise applicable accelerated exercise period.

Composition of the Compensation Committee

The Company’s Compensation Committee is comprised of three unrelated directors, Mr. Richard Colterjohn, Mr. Walter Segsworth and Mr. Abraham Aronowicz.  Mr. Segsworth is the non-executive Chairman of the Company.

Report on Executive Compensation

The Company’s principal goal is to create value for its shareholders.  The Company’s compensation philosophy is based on the objectives of linking the interests of the executive officers with both the short and long-term interests of the Company, of linking executive compensation to the performance of the Company and the individual and of compensating executive officers at a level and in manner that ensures the Company is capable of attracting, motivating and retaining individuals with exceptional executive skills.

The Company’s executive compensation program is administered by the Compensation Committee (the “Committee”) of the board of directors.  The Committee has, as part of its mandate, primary responsibility for making recommendations for approval by the board of directors with respect to the appointment and remuneration of executive officers of the Company.  The Committee also evaluates the performance of the Company’s senior executive officers and reviews the design and competitiveness of the Company’s compensation plans.  The Committee held three (3) formal meetings during 2005.

Executive Compensation

The executive compensation program is designed to encourage, compensate and reward employees on the basis of individual and corporate performance, both in the short and the long term.  Base salaries are competitive with corporations of a comparable size and stage of development within the gold mining industry, thereby enabling the Company to compete for and retain executives critical to the Company’s long term success.  Incentive compensation is directly tied to corporate and individual performance.  Share ownership opportunities are provided to align the interests of executive officers with the longer term interests of shareholders.  Compensation for each of the Named Executive Officers consists of a base salary, along with annual incentive compensation in the form of a performance-based bonus, and a longer term incentive in the form of stock options.

Base Salary

The Committee approves ranges for base salaries for employees at all levels of the Company based on reviews of market data from peer companies in the mineral exploration industry.  The level of base salary for each employee within a specified range is determined by the level of past performance, as well as by the level of responsibility and the importance of the position to the Company.

The Chairman of the Committee prepares recommendations for the Committee with respect to the base salary to be paid to the Chief Executive Officer, Senior Vice-President - Chief Financial Officer and the Vice-President, Meadowbank Development.  The Committee’s recommendations for such base salaries are then submitted for approval by the board of directors of the Company.

Annual Bonus

Senior managers as well as other key employees/consultants of the Company are eligible for annual incentive bonus.  The aggregate bonus amount paid to any individual is subject to the approval of the board of directors and is based on a combination of individual performance and the corporate performance of the Company.

The aggregate amount of bonus to be paid to each bonus eligible employee/consultant will vary with the degree to which the targeted corporate performance of the Company was achieved for the year. In addition, the individual job performance of each bonus eligible employee/consultant is also evaluated in arriving at the aggregate amount of bonus to be paid.

The Chairman of the Committee prepares recommendations for the Committee with respect to the bonuses to be paid to each bonus-eligible employee/consultant including, the Chief Executive Officer and President, the Senior Vice-President- Chief Financial Officer and the Vice-President, Meadowbank Development.  The Committee then submits such bonus recommendations to the board of directors of the Company for its approval.

Bonuses in the amount of $401,400 were paid to 18 individuals by the Company during 2005.

Stock Options

The Stock Option Plan is designed to give each option holder an interest in preserving and maximizing shareholder value in the longer term, to enable the Company to attract and retain individuals with experience and ability and to reward individuals for current performance and expected future performance.  The Committee considers stock option grants when reviewing executive officer compensation packages as a whole.

The Committee has sole discretion to determine the key employees/consultants to whom it recommends that grants be made and to determine the terms and conditions of the options forming part of such grants.  The Committee approves ranges of stock option grants for all key employees/consultants. Individual grants are determined by an assessment of an individual’s current and expected future performance, level of responsibilities and the importance of the position to the Company.

The number of stock options which may be issued under the Stock Option Plan in the aggregate and in respect of any fiscal year is limited under the terms of the Stock Option Plan and cannot be increased without shareholder approval.  See “Particulars of Matters to be Acted Upon” for details of a proposed amendment to the Stock Option Plan.

Other Compensation

In addition to the base salary, annual bonus and stock option issuances, the Company has established a special cash bonus incentive that is triggered by the completion of certain objectives with respect to the Company’s Meadowbank gold project.  Special cash bonus incentives currently only apply to five key employees including Messrs. Curtis, Carroll and Thiele, however the Company may, in future negotiations with key employees, include the special cash bonus incentives in such employees’ employment contract.

Performance Graph

The following graph compares the total cumulative shareholder return for $100 invested in common shares of the Company on December 31, 2000  with the cumulative total return of the S&P/TSX Composite Index.

Comparison of Five-Year Cumulative Total Shareholder Return on Common Shares
of the Company and the S&P/TSX Composite Index

	Dec. 31 2000	Dec. 31 2001	Dec. 31 2002	Dec. 31 2003	Dec. 31 2004	Dec. 31 2005
Cumberland Resources Ltd.	100	105	368	533	247	319
S&P/TSX Composite Index	100	87	77	97	111	138

Compensation of Directors

The Company does not compensate its directors in their capacities as such but may decide to do so in future.  Incentive stock options to certain of the Company’s directors may be granted during the fiscal year, the details of which are set out in the following tables.

The following stock options were granted to the directors of the Company who were not Named Executive Officers, as a group, during the last financial year ended December 31, 2005:

Option Grants in Last Financial Year to Directors Who are Not Named Executive Officers
(as a group)

Name	Securities Under Options Granted (#)	% of Total Options Granted to Employees in Financial Year(1)	Exercise or Base Price ($/Security)	Market Value of Securities Underlying Options on the Date of Grant ($/Security)	Expiration Date
Directors who are not Named Executive Officers(6)	310,000	28%	$1.40	$1.40	29-Jun-2010

(1)

Percentage of all of stock options granted during the last financial year.

The following table sets forth details of all exercises of stock options during the last financial year ended December 31, 2005, by directors who are not Named Executive Officers of the Company, as a group, and the financial year-end value of unexercised stock options on an aggregated basis:

Aggregated Option Exercises in Last Financial Year and Financial Year-End Option Values
of Directors Who are Not Named Executive Officers (as a group)

Name	Securities Acquired on Exercise (#)	Aggregate Value Realized ($)(1)	Unexercised Options at Financial Year-End (#) Exercisable/ Unexercisable	Value of Unexercised In-the-Money Options at Financial Year-End ($)(2) Exercisable/ Unexercisable
Directors who are not Named Executive Officers (6)	100,000	$101,750	1,535,000/0	$778,000/$Nil

(1)

Value using the closing price of common shares of the Company on the TSX on the date of exercise, less the exercise price per share.

(2)

Value using the closing price of common shares of the Company on the TSX on December 31, 2005, being the last trading day of the Company’s shares for the financial year, of $2.58 per share, less the exercise price per share.

During the most recently completed financial year, except for the above-noted Stock Options, the directors of the Company did not receive compensation for services provided to the Company in their capacities as directors and/or consultants and/or experts.

STATEMENT OF CORPORATE GOVERNANCE PRACTICE

Effective June 30, 2005, National Instrument 58-101 Disclosure of Corporate Governance Practices (“NI 58-101”) was adopted in each of the provinces and territories of Canada. NI 58-101 requires issuers to disclose the corporate governance practices that they have adopted. The corporate governance practices adopted by the Company are set out in the attached Schedule ”A”.

INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS

At any time during the Company’s last completed financial year, no director, executive officer, employee, proposed management nominee for election as a director of the Company nor any associate of any such director, executive officer, or proposed management nominee of the Company or any former director, executive officer or employee of the Company or any of its subsidiaries is or has been indebted to the Company or any of its subsidiaries or is or has been indebted to another entity where such indebtedness is or has been the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by the Company or any of its subsidiaries, other than routine indebtedness.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information regarding compensation plans under which equity securities of the Company are authorized for issuance in effect as of the end of the Company’s most recently completed financial year:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity Compensation Plans Approved By Shareholders	4,191,500(1)	$2.20	519,394
Equity Compensation Plans Not Approved By Shareholders	N/A	N/A	N/A
Total:	4,191,500	$2.20	519,394

(1) This total includes 125,000 share purchase warrants issued to SG Corporate & Investment Banking (a division of Societe Generale Group) in

December, 2005 as consideration for services performed under a pre-arranging advisory mandate. Each warrant is exercisable for the purchase of one common share of the Company at a price of $2.48 per share until December 22, 2009.

The Company’s current stock option plan (the “Plan”), as approved by the shareholders on June 10, 2004 and by the TSX on July 14, 2004, reserved a maximum of 5,441,394 common shares for issuance upon option exercise.  Please see “Particulars of Matters to be Acted Upon -” for details of the proposed amendment to the Plan to change from a fixed number Plan to a rolling 10% Plan.

CORPORATE CEASE TRADE ORDERS OR BANKRUPTCIES

Jonathan Arn Rubenstein was a director of Primero Industries Inc. (“Primero”) in 1998 when Primero made a voluntary assignment into bankruptcy as a result of events which occurred prior to Mr. Rubenstein becoming a director.

J. Michael Kenyon was a director of Crown Resource Corp (“Crown”) until November 2001.  Crown’s listing price fell below TSX listing requirements and Crown was de-listed from The TSX as of August 13, 2001.  Crown has been in default since August 27, 2001 on certain debentures and has entered into an arrangement with the debenture holders to restructure the terms of said debentures.  Crown has indicated that there is no assurance that it will be able to restructure the debentures and may seek protection under US federal bankruptcy laws to file a plan of reorganization and complete the restructuring plan.

Other than as stated above, none of the directors or any proposed management nominee for election as a director of the Company is, or during the ten years preceding the date of this Information Circular has been, a director or officer of any company that, while the person was acting in that capacity:

(a)

was the subject of a cease trade order or similar order that denied the relevant company access to any exemption under securities legislation, for a period of more than 30 consecutive days; or

(b)

was subject to an event that resulted, after the director or proposed management nominee ceased to be a director or officer of the relevant company, in the relevant company being the subject of a cease trade order or similar order that denied the relevant company access to any exemption under securities legislation, for a period of more than 30 consecutive days; or

(c)

within a year of the director or proposed management nominee ceasing to be a director or officer of the relevant company, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement, or compromise with creditors, or had a receiver, receiver manager, or trustee appointed to hold its assets.

PERSONAL BANKRUPTCIES

During the ten years preceding the date of this Information Circular, no director or proposed management nominee for election as a director of the Company has been declared bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of that individual.

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

Other than as set forth in this Information Circular and other than transactions carried out in the ordinary course of business of the Company or any of its subsidiaries, none of the directors or executive officers of the Company, a director or executive officer of a person or company that is itself an informed person or subsidiary of the Company, nor any shareholder beneficially owning, directly or indirectly, common shares of the Company, or exercising control or direction over common shares of the Company, or a combination of both, carrying more than 10% of the voting rights attached to the outstanding shares of the Company nor an associate or affiliate of any of the foregoing persons has since January 1, 2005 (being the commencement of the Company’s last completed financial year) any material interest, direct or indirect, in any transactions which materially affected or would materially affect the Company or any of its subsidiaries.

APPOINTMENT OF AUDITORS

Unless such authority is withheld, the persons named in the accompanying proxy intend to vote for the reappointment of Ernst & Young, Chartered Accountants as auditors of the Company.  Ernst & Young were first appointed auditors of the Company in June 1983.

INTEREST OF CERTAIN PERSONS OR COMPANIES IN MATTERS TO BE ACTED UPON

Other than as set forth in this Information Circular, no person who has been a director or executive officer of the Company at any time since the beginning of the last financial year, nor any proposed nominee for election as a director of the Company, nor any associate or affiliate of any of the foregoing, has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter to be acted upon other than the election of directors or the appointment of auditors.

PARTICULARS OF MATTERS TO BE ACTED UPON

Fixing of Directors’ Terms of Office

The management of the Company asks the shareholders to pass ordinary resolutions to fix the terms of office for directors elected for three years.  The purpose of the proposed ordinary resolution is to firmly establish the current board of directors.

The following terms for the directors are proposed:

(a)

Glen Dickson for a term of 1 year of office from the date of the Meeting;

(b)

Kerry Curtis for a term of 3 years of office from the date of the Meeting; and

(c)

Jonathan Rubenstein for a term of 3 years of office from the date of the Meeting.

Shareholders of the Company who do not want longer than one year terms of office for the Company’s directors can vote against the proposed ordinary resolutions fixing the terms of office of the directors.  Such shareholders can vote for the election of the nominees notwithstanding their vote against such longer terms of office.  In the event that the ordinary resolutions are defeated then, nevertheless, any nominees who receive sufficient votes for their election will be elected but only until the next Meeting.

Amended Stock Option Plan

On May 3, 2006, the Compensation Committee approved amendments to the Company’s existing stock option plan (the “Amended Plan”) to provide for an “evergreen/rolling maximum of 10% of the Company’s share capital at the time of option grant instead of the current fixed number of shares reserved.   The Company’s current plan (“Current Plan”) was adopted in April, 1995 and amended in April, 1999 and June, 2004.  The Current Plan provides for the granting of options to purchase common shares based on a maximum fixed number, an aggregate of 5,441,394 shares (representing 9.65% of the Company’s issued and outstanding shares as of the date of this Information Circular) of which an aggregate of 3,958,000 common shares of the Company remain outstanding and unexercised (the “Existing Options”) and  354,394 (representing 0.63% of the issued capital) common shares remain available for future grants.  The Existing Options represent 7.02% of the Company’s issued and outstanding share capital.  In addition, the Amended Plan contains a provision for the issuance of up to an aggregate of 175,000 common shares (“Bonus Shares”) in each calendar year to any employee (excluding the Chief Executive Officer, Senior Vice-President, Chief Financial Officer and Corporate Secretary and the Vice-President, Meadowbank Development and any other insiders – as defined in the Amended Plan “Insider”) or consultant of the Company who is deemed to have provided extraordinary contributions to the advancement of the Company and who is not an Insider, subject to the restrictions described below.  At the Meeting, the Shareholders will be asked to approve a resolution approving the Amended Plan.

Management of the Company and the Board has determined that it is in the best interests of the Company to amend its Current Plan from a fixed number to  a rolling maximum stock option plan to provide for the number of shares reserved for issuance under the Amended Plan to be equal to 10% of the Company’s issued and outstanding share capital at the time of any stock option grant.  The Existing Options which are outstanding under the Current Plan will be incorporated into the Amended Plan and will be governed by the Amended Plan except to the extent they are inconsistent  with the Amended Plan in which case they will be governed by the stock option agreements evidencing their existence.

The effect of the Amended Plan is that at any point in time the Company may have stock options outstanding for the purchase of up to 10% of the issued and outstanding share capital of the Company.  As at the date of this Information Circular, 10% of the Company’s issued and outstanding share capital is 5,637,627 common shares.  Based on the issued share capital of the Company as at the date of this Information Circular and provided Shareholders approve the Amended Plan, the Company’s additional shares reserved for stock options under the Amended Plan in addition to the 3,958,000 Existing Options would be 1,679,627 common shares as compared to a reserve of 354,394 common shares under the Current Plan.  Additional stock options may be granted as additional shares of the Company are issued.

Management of the Company and the Board considers the Amended Plan to be in the Company’s best interests as the Amended Plan is designed to give each option holder a parallel interest with the Shareholders in preserving and maximizing shareholder value.  In addition, it enables the Company to attract and retain qualified directors, officers and employees with experience and ability, and to reward these individuals for current and expected contributions to the advancement of the Company.

The material aspects of the Amended Plan are as follows:

1.

the number of common shares subject to each option will be determined by the Board (or its duly appointed Compensation Committee) provided that the Amended Plan, together with all of the Company’s other previously established share compensation arrangements, may not result in the maximum number of common shares issuable:

(a)

to any one Insider during a one year period exceeding 5% of the Company’s issued and outstanding common shares on the date of grant;

(b)

to Insiders, as a group, at any time, exceeding 10% of the Company’s issued and outstanding common shares on the date of grant;

(c)

to Insiders, as a group, within any one year period exceeding 10% of the Company’s issued and outstanding common shares on the date of grant.

2.

the exercise price of the options will not be less than the closing price of the common shares of the Company on the TSX on the trading day immediately preceding the date of grant, or such lesser amount permissible by the TSX;

3.

there are no cashless exercise provisions or stock appreciation right provisions contained in the Amended Plan;

4.

the Amended Plan limits the total number of Bonus Shares that may be allotted or issued to Employees (excluding the Chief Executive Officer, Senior Vice-President, Chief Financial Officer and Corporate Secretary and Vice-President, Meadowbank Development and any other Insiders) to a maximum of 175,000 in any one calendar year;

5.

the Plan limits the number of Bonus Shares that may be allocated or issued to any one Employee to a maximum of 17,500 in any one calendar year;

6.

options may be exercisable for a period of time fixed by the Board, not to exceed a maximum of up to 10 years from the date of grant, or such lesser period and any vesting schedule will be determined by the Board or the Compensation Committee;

7.

any stock options granted pursuant to the Amended Plan, or currently outstanding under the Current Plan, which are subsequently exercised, will automatically be reloaded into the Amended Plan and available for future option grants.

8.

the options are non-assignable and non-transferable.  Except in the case of termination without cause, the options can only be exercised by the optionee as long as the optionee remains an eligible optionee pursuant to the Amended Plan.  Options granted to any optionee who is a director, employee, consultant or management company employee must expire on the earlier of (i) 30 days after the optionee ceases  to be in at least one of these categories unless amended by the Board to provide for a longer period or in the event of a termination without cause; or (ii) the date the option expires in accordance with its terms;

9.

in the event of termination without cause, the options will continue until the expiration of their term;

10.

in the event of death of the optionee, the outstanding options shall remain in full force and effect and exercisable by the heirs or administrators of the deceased optionee in accordance with the terms of the agreement;

11.

the exercise price and the number of common shares which are subject to an option may be adjusted from time to time for share dividends, and in the event of reclassifications, reorganizations or changes in the capital structure of the Company.

Option grants are determined by the Compensation Committee based on its review of the performance of the directors, officers, consultants and employees.

In compliance with TSX policies, the Amended Plan contains a provision to allow for the Directors by resolution to amend the Amended Plan; however, the Directors will not be entitled to amend an option held by an Insider to lower the exercise price or to extend the expiry date of the options unless disinterested shareholder approval is obtained.  Any amendments would also remain subject to TSX approval.  Examples of amendments that would be permitted pursuant to this approval include amendments of a “housekeeping” nature, a change to the vesting provisions of an option, and a change to the termination provisions of an option which does not entail an extension beyond the original expiry date.  This approval would not allow the Directors by resolution to increase the maximum number of options under the Amended Plan without appropriate Shareholder and TSX approvals.

The Amended Plan and the reloading provision thereunder must be approved and ratified by the Shareholders of the Company every three years.

A copy of the Amended Plan may be inspected at the registered office of the Company, Suite 2300, 1055 Dunsmuir Street, Vancouver, British Columbia during normal business hours and at the Meeting to be held on June 22, 2006.  In addition, a copy of the Amended Plan will be mailed, free of charge, to any holder of common shares who requests a copy, in writing from the Secretary of the Company.  Any such requests should be mailed to the Company, at its head office, addressed to the attention of the Secretary.

The approval of the Amended Plan requires the affirmative vote of the holders of a majority of the issued and outstanding common shares of the Company entitled to vote and represented in person or by proxy at the Meeting.

The Amended Plan is intended to provide the board of directors with the ability to issue options to provide the employees, consultants, directors  and officers of the Company with long-term equity-based performance incentives which are a  key component of the Company’s executive compensation strategy.  The Company believes it is important to align the interests of management and employees with shareholders’ interests and to link performance compensation to enhancement of share value.  This is accomplished through the use of stock options, the value of which, over time is dependent on market value.  Accordingly, Shareholders will be asked at the Meeting to pass the following ordinary resolution:

“RESOLVED as an ordinary resolution that:

1.

the Amended Plan, amending the existing incentive stock option plan of the Company, as described in the Company’s Information Circular dated May 25, 2006, be and is hereby approved;

2.

the number of common shares of the Company reserved for issuance under the Amended Plan shall be no more than 10% of the Company’s issued and outstanding share capital at the time of any stock option grant;

3.

the number of Bonus Shares that may be allotted or issued to Employees, as a group is limited to a maximum of 175,000 shares in each calendar year;

4.

the number of Bonus Shares that may be allotted or issued to any one Employee is limited  to a maximum of 17,500 shares in any one calendar year;

5.

Employees who are Insiders are not eligible to receive Bonus Shares;

6.

the Board of Directors of the Company be authorized to make any changes to the Amended Plan as may be required by the TSX.”

The Amended Plan will take effect upon receipt of shareholder approval.

The directors of the Company believe the passing of the ordinary resolution is in the best interests of the Company and recommend the shareholders vote FOR the resolution.

Shareholder Rights Plan

The board of directors adopted a shareholder rights plan (the “Rights Plan”) effective May 4, 2006 which has been conditionally accepted by the Toronto Stock Exchange (“TSX”).  The TSX requires the Rights Plan to be submitted to the Shareholders of the Company for ratification.  Independent Shareholders (as hereinafter defined) will be asked at the Meeting to consider and, if deemed advisable, to approve, by a simple majority of votes cast by the Independent Shareholders at the Meeting, a resolution, to ratify the adoption of the Rights Plan.  The Rights Plan, unanimously adopted by the Board, is contained in an agreement entered into with Computershare Investor Services Inc. as rights agent on May 4, 2006.

The Rights Plan is intended to provide the Shareholders of the Company and the Board with adequate time to consider and evaluate any unsolicited bid made for the Company, to provide the Board with adequate time to identify, develop and negotiate value-enhancing alternatives, if considered appropriate, to any such unsolicited bid, to encourage the fair treatment of shareholders in connection with any take-over bid for the Company and to ensure that any proposed transaction is in the best interests of the shareholders.  The full text of the agreement containing the Rights Plan is available from the Company during normal business hours upon request.  A copy of the Rights Plan will be mailed, free of charge, to any holder of common shares who requests a copy in writing from the Secretary of the Company.  The Rights Plan became effective May 4, 2006 and will continue in effect unless the Shareholders do not approve the Rights Plan Resolution.

Background

In considering whether to adopt the Rights Plan, the Board considered the current legislative framework in Canada governing takeover bids.  Under provincial securities legislation, a takeover bid generally means an offer to acquire voting or equity shares of a person or persons, where the shares subject to the offer to acquire, together with shares already owned by the bidder and certain related parties thereto, aggregate 20% or more of the outstanding shares.

The existing legislative framework for takeover bids in Canada raises the following concerns for Shareholders:

1.

Time

Current legislation permits a takeover bid to expire 21 days after it is initiated.  The Board is of the view that this is not sufficient time to permit Shareholders to consider a takeover bid and to make a reasoned decision about the merits of a takeover bid.

2.

Pressure to Tender

A Shareholder may feel compelled to tender to a takeover bid which the Shareholder considers to be inadequate out of a concern that in failing to do so, the Shareholder may be left with illiquid or minority discounted Shares.  This is particularly so in the case of a takeover bid for less than all Company’s Shares, where the bidder wishes to obtain a control position but does not wish to acquire all of the Company’s Shares.  The Rights Plan provides a mechanism which is intended to ensure that a Shareholder can separate the decision with respect to the bid from the decision to tender, lessening undue pressure to tender.

3.

Unequal Treatment: Full Value

Shareholders of the Company may be vulnerable to discriminatory acquisition tactics because the different securities laws in Canada and the United States, the principal trading markets for the Company’s Shares, could form the basis for unequal treatment of Shareholders.  The Rights Plan is intended to address this jurisdictional gap and to ensure equal treatment of Shareholders regardless of country of residence or size of holdings.  The Board of Directors was also concerned that a person seeking such control might attempt, among other things, a gradual accumulation of the Company’s Shares in the open market; the accumulation of a large block of Shares in a highly compressed period of time from institutional Shareholders and professional speculators or arbitrageurs; or an offer for any or all of the Company’s Shares at what the Board of Directors considers to be less than full and fair value.  The Rights Plan effectively prohibits the acquisition of more than 20% of the Company’s outstanding Shares in such a manner.  The Rights Plan is designed to encourage any bidder to provide Shareholders with equal treatment in a takeover and full value for their investment.

The Rights Plan should provide adequate time for Shareholders to assess a bid and to permit competing bids to emerge.  It also gives the Company’s board of directors sufficient time to explore other options.  A potential bidder can avoid the dilutive features of the Rights Plan by making a bid that conforms to the conditions specified in the Permitted Bid provisions.

To qualify as a Permitted Bid, a takeover bid must be open for 60 days after the bid is made.  If at least 50% of the Company’s common shares subject to the bid that are not held by the bidder are deposited, the bidder may take up and pay for such shares and the bid must remain open for a further period of 10 clear business days on the same terms.

Summary of the Rights Plan

The following is a summary of the principal terms of the Rights Plan which is qualified in its entirety by reference to the text of the Rights Plan.

Effective Date

The effective date of the Rights Plan is May 4, 2006 subject to the ratification by the shareholders at the Meeting (the “Effective Date”).

Term

If the Rights Plan is ratified and approved at the meeting, it will become effective immediately following such approval and remain in force until the earlier of the Termination Time (the time at which the right to exercise Rights shall terminate pursuant to the Rights Plan) and the termination of the annual meeting of the shareholders in the year 2009 unless at or prior to such meeting the Independent Shareholders ratify the continued existence of the Rights Plan.

Independent Shareholder Approval

For the Rights Plan to continue in effect following the Meeting, the Rights Plan Resolution must be approved by a simple majority of 50% plus one vote of the votes cast at the Meeting by Independent Shareholders voting in person and by proxy. Independent Shareholder are holders of Voting Shares other than:

(a)

any person who is the beneficial owner of 20% or more of the voting shares of the Company (“Acquiring Person”); or

(b)

any person who is the beneficial owner of 20% or more of the outstanding shares as at 12:01 a.m. May 4, 2006 (“Grandfathered Person”); or

(c)

any person who after 12:01 a.m. on May 4, 2006 acquires all of the voting shares beneficially owned by a Grandfathered Person (“Subsequent Grandfathered Person”); or

(d)

any person who has announced an intention to make or who has made a take-over bid (“Offeror”);

(e)

for a period of ten days after the disqualification Date (first date of a public announcement of facts indicating that any person is making or intends to make a take-over-bid either alone, through such persons affiliates or associates or by acting jointly or in concert with such persons; and any employee benefit plan), any person who becomes the beneficial owner of 20% or more of the outstanding Voting Shares as a result of such person becoming disqualifying from relying on clause (iv) of the definition of “Beneficial Owner” under the Plan  solely because such person makes or announces an intention to make a take-over bid in respect of Voting Shares and/or Convertible Securities either alone or by acting jointly or in concert with any other person;

(f)

any associate (as hereinafter defined) or affiliate (any person that directly or indirectly thorough one or more intermediaries, controls or is controlled by, or is under common control with such specified person) or any such person acting jointly or in concert with such Acquiring Person, such Grandfathered Person or such Offeror; and

(g)

any employee benefit plan, stock purchase plan, deferred profit sharing plan any and other similar plan or trust for the benefit of employees of the Company or a subsidiary, unless the beneficiaries of the plan or trust direct the manner in which the Voting Shares are to be voted or direct whether the Voting Shares are to be tendered to a take-over bid.

Excluded from the definition of “Acquiring Person” are the Company and its Subsidiaries, and any Person who becomes the Beneficial Owner of 20% or more of the outstanding Voting Shares as a result of one or more or any combination of an acquisition or redemption by the Company of Voting Shares, a Permitted Bid Acquisition, an Exempt Acquisition, a Convertible Security Acquisition and a Pro Rata Acquisition. The definitions of “Permitted Bid Acquisition”, “Exempt Acquisition”, “Convertible Security Acquisition” and “Pro Rata Acquisition” are set out in the Rights Plan. However, in general: (i) a “Permitted Bid Acquisition” means an acquisition of Voting Shares made pursuant to a Permitted Bid or a Competing Permitted Bid; (ii) an “Exempt Acquisition” means a share acquisition in respect of which the Board of Directors has waived the application of the Rights Plan, which was made prior to the Effective Date, which was made pursuant to a distribution by the Company of Voting Shares or Convertible Securities by way of a prospectus, private placement or other distribution made by the Company exempt from the prospectus requirements of applicable law; (iii) a “Convertible Security Acquisition” means an acquisition of Voting Shares upon the exercise of Convertible Securities acquired by such Person pursuant to a Permitted Bid Acquisition, Exempt Acquisition or a Pro Rata Acquisition; and (iv) a “Pro Rata Acquisition” means an acquisition of Voting Shares or Convertible Securities as a result of a stock dividend, a stock split or other similar event, acquired on the same pro rata basis as all other holders of Voting Shares.

Also excluded from the definition of “Acquiring Person” are underwriters or members of a banking or selling group acting in connection with a distribution of securities by way of prospectus or private placement, and a Person in its capacity as an Investment Manager, Trust Corporation, Plan Trustee, Statutory Body, Crown agent or agency or Manager (provided that such person is not making or proposing to make a Take-over Bid).

Associate means (a) any corporation of which such person beneficially owns, directly or indirectly, voting securities carrying more than 10% of the voting rights attached to all voting securities of such corporation for the time being outstanding, (b) any partner of that person, (c) any trust or estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar capacity, (d) a spouse of such specified person, (e) any person of either sex with whom such specified person is living in conjugal relationship outside of marriage or (f) any relative of such specified person or of person mentioned in clauses (d) or (e) herein if that relative has the same residence of the specified person.

To the best of the knowledge of the directors and senior officers of the Company, as of the date hereof, no person is the Beneficial Owner of 20% or more of the outstanding Voting Shares.

Issue of Rights

On the Effective Date, one right (a “Right”) was issued and attached to each of the Company’s outstanding Common Shares and one Right was issued and will continue to be issued in respect of each Common Share of the Company issued thereafter, prior to the earlier of the Separation Time (as defined below) and the Expiration Time (as defined below).

Rights Exercise Privilege

The Rights will separate from the Shares and become exercisable at the close of business on the tenth business day after the earlier of the first public announcement of facts indicating that a person has acquired Beneficial Ownership (as defined in the Plan) of 20% or more of the Shares or the commencement of, or first public announcement of, the intent of any person to commence a take-over bid which would result in such person Beneficially Owning 20% or more of the Shares, or the date upon which a Permitted Bid or Competing Permitted Bid (as defined in the Plan) ceases to be such, or such later time as the Board may determine in good faith (in any such case, the “Separation Time”). After the Separation Time, but prior to the occurrence of a Flip-in Event (as defined below), each Right may be exercised to purchase one Share at an exercise price per Right of $50.

Flip-in Event and Exchange Option

Subject to certain customary exceptions, upon the acquisition by an Acquiring Person of 20% or more of the Shares (a “Flip-in Event”) and following the Separation Time, each Right, other than a Right Beneficially Owned by an Acquiring Person, its affiliates and associates, their respective joint actors and certain transferees, may be exercised to purchase that number of Shares which have a market value equal to two times the exercise price of the Rights. Rights beneficially owned by an Acquiring Person, its affiliates and associates, their respective joint actors and certain transferees will be void.  The Plan provides that a person (a “Grandfathered Person”) who is the Beneficial Owner of 20% or more of the outstanding Shares determined as at the Record Time shall not be an Acquiring Person unless, after the Record Time, that person becomes the Beneficial Owner of any additional Shares.  The Board of Directors are authorized, after a Flip-in Event has occurred, to issue or deliver, in return for the Rights and on payment of the relevant exercise price or without charge, debt, equity or other securities or assets of the Company or a combination thereof.

Certificates and Transferability

Prior to the earlier of the Separation Time and the Expiration Time, the Rights will be evidenced by a legend imprinted on certificates for Shares of the Company issued from and after the Effective Date and will not be transferable separately from the Shares.  From and after the Separation Time and prior to the Expiration time, the Rights will be evidenced by Rights certificates which will be transferable and traded separately from the Shares of the Company.

Separation Time

The Separation Time shall mean, subject to Section 5.2 of the Plan, the close of Business on the tenth Trading Day after the earliest of:

(a)

the Stock Acquisition Date;

(b)

the date of commencement of, or first public announcement of the intent of any Person (other than the Company or any Subsidiary of the Company) to commence a Take-over Bid (other than a Permitted Bid or a Competing Permitted Bid); and

(c)

the date upon which a Permitted Bid or Competing Permitted Bid ceases to be such; or such later date as may be determined by the Board of Directors acting in good faith, provided that if the foregoing results in a Separation Time being prior to the Record Time, the Separation Time shall be the Record Time, and provided further that if any Take-over Bid referred to in clause (ii) of this definition expires, is cancelled, terminated or otherwise withdrawn prior to the Separation Time, such Take-over Bid shall be deemed, for the purposes of this definition, never to have been made.

Permitted Bid and Competing Permitted Bid Requirements

The requirements for a Permitted Bid include the following:

(a)

the takeover bid must be made for all Shares and by way of a takeover bid circular;

(b)

the takeover bid must be made to all Shareholders;

(c)

the takeover bid must be outstanding for a minimum period of 60 days and Shares of the Company tendered pursuant to the takeover bid may not be taken up prior to the expiry of the 60 days period and only if at such time more than 50% of the Shares of the Company held by Shareholders other than the bidder, its affiliates and persons acting jointly or in concert (the “Independent Shareholders”) have been tendered to the takeover bid and not withdrawn; and

(d)

if more than 50% of the Shares of the Company held by Independent Shareholders are tendered to the takeover bid within the 60-day period, the bidder must make a public announcement of that fact and the takeover bid must remain open for deposits of the Company’s Shares for an additional 10 business days from the date of such public announcement.

The Rights Plan allows for a competing Permitted Bid (a “Competing Permitted Bid”) to be made while a Permitted Bid is in existence.  A Competing Permitted Bid must satisfy all the requirements of a Permitted Bid except that it may expire on the same date as the Permitted Bid, subject to the statutory requirement that it be outstanding for a minimum period of 21 days.

Waiver and Redemption

The Board of Directors may, prior to a Flip-in Event, waive the dilutive effects of the Rights Plan in respect of a particular Flip-in Event resulting from a takeover bid made by way of a takeover bid circular to all holders of the Company’s Shares, in which event such waiver would be deemed also to be a waiver in respect of any other Flip-in Event occurring under a takeover bid made by way of takeover bid circular to all holders of the Company’s Shares prior to the expiry of the takeover bid in respect of which the waiver is granted.  The Board of Directors may also waive the Rights Plan in respect of a particular Flip-in Event that has occurred through inadvertence, provided that the Acquiring Person that inadvertently triggered such Flip-in Event reduces its beneficial holdings to less than 20% of the outstanding voting shares of the Company within 14 days or such other period as may be specified by the Board of Directors.  At any time prior to the occurrence of a Flip-in Event, the Board of Directors may also at its option redeem all, but not less than all, of the outstanding Rights at a price of  $0.00001 each.

Exemptions for Investment Advisors

Investment managers (for client accounts), trust companies (acting in their capacities as trustees and administrators) registered pension plan administrators, Crown agents and certain statutory bodies that manage investment funds for employee benefit plans, pension plans, insurance plans or various public bodies may acquire greater than 20% of the Company’s Shares without triggering a Flip-in Event, provided that they are not making, or are not part of a group making, a takeover bid.

Anti-dilution Adjustments

The Exercise Price of a Right, the number and kind of shares subject to purchase upon exercise of a Right, and the number of Rights outstanding, will be adjusted in certain events, including:

(a)

if there is a dividend payable in Voting Shares or Convertible Securities (other than pursuant to any regular dividend reinvestment plan of the Company providing for the acquisition of Common  Shares), or a subdivision or consolidation of the Common Shares, or an issuance of Common Shares or Convertible Securities in respect of, in lieu of or in exchange for Common Shares; or

(b)

if the Company fixes a record date for the distribution to all holders of Common Shares of certain rights or warrants to acquire Common Shares or Convertible Securities, or for the making of a distribution to all holders of Common Shares of evidences of indebtedness or assets (other than regular periodic cash dividends or stock dividends payable in Common Shares) or rights or warrants.

Supplements and Amendments

The Company is authorized to make amendments to the Rights Plan to correct any clerical or typographical error, or to maintain the validity of the Rights Plan as a result of changes in law or regulation.  Prior to the Meeting, the Company is authorized to amend or supplement the Rights Plan as the Board of Directors may in good faith deem necessary or desirable.  The Company will issue a press release relating to any significant amendment made to the Rights Plan prior to the Meeting and will advise the Shareholders of any such amendment at the Meeting.  Other amendments or supplements to the Rights Plan may be made with the prior approval of Shareholders or Rights holders.

U.S. Registration

The Company has agreed to take all such action as may be necessary and within its power to comply with the requirements of the United States Securities Act of 1933, as amended, and the United States Exchange Act of 1934, as amended, and any other applicable law, rule or regulation in connection with the issuance and delivery of the Rights Certificates and the issuance of any of the Company’s Shares on exercise of the Rights.

Canadian Federal Income Tax Consequences of the Rights Plan

The Company will not have any income for the purposes of the Income Tax Act (Canada) (the “ITA”) as a result of the issuance of the Rights.  The ITA provides that the value of a right to acquire additional shares of a corporation is not a taxable benefit which must be included in income and is not subject to non-resident withholding tax if the right is conferred on all holders of common shares.  Although the Rights are to be so conferred, the Rights may become void in the hands of certain holders of the Company’s Shares upon certain triggering events occurring (see “Flip-in Event”), and, consequently, whether or not the issue of the Rights is a taxable event is not entirely free from doubt.  In any event, no amount must be included in income if the Rights do not have a monetary value at the date of issue.  The Company considers that the Rights, when issued, will have negligible monetary value, there being only a remote possibility that the Rights will ever be exercised.  The holder of Rights may have income or be subject to withholding tax under the ITA if the Rights become exercisable or are exercised, although there is only a remote possibility of the occurrence of a transaction or event that would have this result.  The holder of Rights may be subject to tax in respect of the proceeds of disposition of such Rights.

This statement is of a general nature only and is not intended to constitute nor should it be construed to constitute legal or tax advice to any particular holder of the Company’s Shares.  Such shareholders are advised to consult their own tax advisors regarding the consequences of acquiring, holding, exercising or otherwise disposing of their Rights, taking into account their own particular circumstances and applicable foreign, provincial or territorial legislation.

United States Federal Income Tax Consequences of the Rights Plan

As the possibility of the Rights becoming exercisable is both remote and speculative, the adoption of the Rights Plan will not constitute the distribution of stock or property by the Company to its shareholders, an exchange of property or stock, or any other event giving rise to the realization of gross income by any shareholder.  The holder of Rights may have taxable income if the Rights become exercisable or are exercised or sold.  In the event the Rights should become exercisable, shareholders should consult their own tax advisor concerning the consequences of acquiring, holding, exercising or disposing of their Rights.

Eligibility for Investment in Canada

Provided that the Company remains a “public corporation” for purposes of the ITA at all material times, the Rights will each be qualified investments under the ITA for Registered Retirement Savings Plans, Registered Retirement Income Funds and Deferred Profit Shares Plans.  The issue of Rights will not affect the status under the ITA of the Company’s Shares for such purposes nor will it affect the eligibility of such securities as investments for investors governed by certain Canadian federal and provincial legislation governing insurance companies, trust companies, loan companies and pension plans.

Recommendation of the Board

The Board has determined that the Rights Plan is in the best interests of the Company and the Shareholders.  The Board unanimously recommends that Shareholders vote in favour of the Rights Plan Resolution.

Unless specified in a Proxy Form that the Company’s Shares represented by the proxy shall be voted against the resolution respecting approval of the Rights Plan, it is the intention of the persons designated in the enclosed Proxy Form to vote for the Rights Plan resolution.

The TSX requires that the Plan be approved by a majority of votes without giving effect to any votes cast (i) by any shareholder that, directly or indirectly, on its own or in concert with others, holds or exercises control over more than 20% of the outstanding shares of the Company, if any, and (ii) by any associates, affiliates and insiders of any of the persons referred to in item (i) above.  (The number of votes attaching to the securities held by the persons previously referred to that will not be voted is nil)

Accordingly, shareholders of the Company, other than persons or companies holding 20% or more of the outstanding shares and their associates and associated companies, will be asked to pass the following resolution:

BE IT RESOLVED THAT:

(i)

The Shareholder Rights Plan Agreement dated as of May 4, 2006 between the Company and Computershare Investor Services Inc., as the same may be amended prior to this meeting, be and it is hereby ratified and confirmed; and

(ii)

Any director or officer of the Company, be and is hereby authorized, for and on behalf of the Company, to execute and deliver such other documents and instruments and take such other actions as such Director or officer may determine to be necessary or advisable to implement this resolution and the matters authorized hereby, such determination to be conclusively evidenced by the execution and delivery of such documents or instruments and the taking of any such actions.

If the Rights Plan is not approved by the shareholders of the Company it will cease to have effect on the date of the Meeting.  An ordinary resolution requires a favourable vote of a simple majority of the votes cast in person or by proxy at the meeting.

CURRENT ANNUAL INFORMATION FORM (“AIF”)

Upon request to the Secretary of the Company, the following documents will be sent to a shareholder without charge:

The Company’s current AIF, together with one copy of any document, or the pertinent pages of any document, incorporated by reference in the current AIF.

The Company’s most recently filed comparative annual financial statements, together with the accompanying report of the auditor, and any interim financial statements of the issuer that have been filed for any period after the end of its most recently completed financial year.

The Company’s information circular for its most recent annual meeting of shareholders that involved the election of directors or any annual filing prepared instead of that information circular, as appropriate.

ANY OTHER MATTERS

Management of the Company knows of no matters to come before the meeting other than those referred to in the Notice of Meeting accompanying this Information Circular.  However, if any other matters properly come before the meeting, it is the intention of the persons named in the form of proxy accompanying this Information Circular to vote the same in accordance with their best judgment of such matters.

ADDITIONAL INFORMATION

Additional information regarding the Company and its business activities is available on the SEDAR website located at www.sedar.com “Company Profiles – Cumberland Resources Ltd.” or at the Company’s website located at www.cumberlandresources.com.  The Company’s financial information is provided in the Company’s audited comparative financial statements and related management discussion and analysis for its most recently completed financial year and may be viewed on the SEDAR website at the location noted above.  Shareholders of the Company may request copies of the Company’s financial statements and related management discussion and analysis by contacting Michael L. Carroll, Senior Vice-President, Chief Financial Officer and Corporate Secretary, at Suite 950 – 505 Burrard Street, Vancouver, BC  V7X 1M4 (Phone:  (604) 608-2557).

SCHEDULE “A”

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

The following table addresses the disclosure requirements set out in Form 58-101F1 Corporate Governance Disclosure:

Corporate Governance Disclosure Requirement	The Company’s Approach
1. Board of Directors – (a) Disclose identity of directors who are independent.	(a) The Company’s independent directors are: Walter Segsworth, Michael Kenyon, Richard Colterjohn, Jonathan Rubenstein, Abraham Aronowicz and Glen Dickson.
(b) Disclose identity of directors who are not independent and describe the basis for that determination.	(b) The Company’s only non-independent director is Kerry Curtis.

(c)

Disclose whether or not a majority of directors are independent. If a majority of directors are not independent, describe what the board of directors (the board) does to facilitate its exercise of independent judgment in carrying out its responsibilities.

(c) The board is composed of six independent and one non-independent directors.

(d)

If a director is presently a director of any other issuer that is a reporting issuer (or the equivalent) in a jurisdiction or a foreign jurisdiction, identify both the director and the other issuer.

(d)

The following directors are presently also directors of other issuers as listed:

Walter Segsworth – Yukon Zinc Corporation, Great Basin Gold Ltd., UEX Corporation, Plutonic Power Corporation, Northern Dynasty Minerals Limited

Richard Colterjohn – Viceroy Exploration Ltd.

Glen Dickson – Atna Resources Ltd., Gold-Ore Resources Ltd., Red Dragon Corp.

Jonathan Rubenstein – Redcorp Ventures Ltd., Rhone 2005 Flow Through LP

Abraham Aronowicz – Redcorp Ventures Ltd.

(e)

Disclose whether or not the independent directors hold regularly scheduled meetings at which non-independent directors and members of management are not in attendance. If the independent directors hold such meetings, disclose the number of meetings held since the beginning of the issuer’s most recently completed financial year. If the independent directors do not hold such meetings, describe what the board does to facilitate open and candid discussion among its independent directors.

(e)

The independent directors of the board do not hold meetings at which non-independent directors and members of management are not in attendance. The Company holds regular quarterly meetings and other meetings as required, at which the opinion of the independent directors are sought and duly acted upon for all material matters related to the Company.

(f)

Disclose whether or not the chair of the board is an independent director. If the board has a chair or lead director who is an independent director, disclose the identity of the independent chair or lead director, and describe his or her role and responsibilities. If the board has neither a chair that is independent nor a lead director that is independent, describe what the board does to provide leadership for its independent directors.

(f) Walter Segsworth is an independent director and also chairs the meetings of the board and actively seeks out the views of the other independent directors on all board matters.
(g) Disclose the attendance record of each director for all board meetings held since the beginning of the issuer’s most recently completed financial year

(g)

The Company has held 12 board meetings since the beginning of its most recently completed financial year. The attendance record for its seven directors is: Walter Segsworth (8 of 12)
Kerry Curtis (11 of 12)
Richard Colterjohn (9 of 12)
Abraham Aronowicz (11 of 12)
Michael Kenyon (4 of 12)
Jonathan Rubenstein (6 of 12)
Glen Dickson (9 of 12)

2. Board Mandate –
Disclose the text of the board’s written mandate. If the board does not have a written mandate, describe how the board delineates its role and responsibilities.

There is no current written mandate of the Company’s Board of Directors.  However, the written mandate of the Corporate Governance Committee of the Board of Directors, which consists entirely of independent directors, contains the following responsibilities:

(a)

to develop written policies for consideration by the Board of Directors regarding the manner in which the Board of Directors will undertake its stewardship responsibilities, including:

(i)

a strategic planning process for the Company and a system for the Board of Directors to review and adopt strategic plans and related management structures;

(ii)

a system for identifying and monitoring the principal risks to the Company and systems to manage those risks;

(iii)

a policy that will ensure effective communications by the Company with its shareholders and the public, in a manner that protects the Company’s commercial interests and confidential data while ensuring the Company’s compliance with the obligation for full, true, plain and timely disclosure;

(iv)

methods of overseeing senior management of the Company, including the establishment of goals for the Chief Executive Officer and the President and regular monitoring of the performance by the Chief Executive Officer and the President and the establishment of executive limitations;

(v)

with direction from the Audit Committee, methods to monitor and ensure the effectiveness and integrity of the Company’s internal controls and management information systems;

(vi)

methods for monitoring the effectiveness of each director, of the Chairman of the Board of Directors, of the committees and of the Board of Directors as a whole in order to ensure that each is functioning effectively;

and to monitor such policies to ensure their effectiveness and make recommendations to the Board of Directors from time to time for the adjustment and improvement of such policies;

(b)

to develop from time to time criteria for composition of the Board of Directors and for the qualifications of the Directors, committee members and the Chairman, to be considered for adoption by the Board of Directors, and to identify, review the qualifications of and recommend to the Board of Directors possible nominees for the Board of Directors to be proposed in management’s proxy circular for election or re-election at each annual general meeting.

(c)

to identify, review the qualifications of and recommend to the Board of Directors possible candidates to fill vacancies on the Board of Directors between annual general meetings;

(d)

to assess each Director on an ongoing basis so as to determine whether or not he is unrelated to the Company within the meaning of the TSX Guidelines and whether or not he has and maintains the qualifications for any committee which requires that its members have such qualifications;

(e)

to take initiatives, at such times as are desirable or necessary, to ensure that the Board of Directors can function independently of management, including without limitation, recommending to the Board of Directors when they should appoint committees of Directors who are able to function independent of management and when they should provide opportunities for Directors who are independent of management to discuss issues in the absence of management.

(f)

in appropriate circumstances, if it is deemed by the committee to be necessary to assist a Director in his duties as a director, but not for the purpose of enabling a Director to participate in the day to day management of the Company, to authorize the engagement of outside advisors by individual Directors at the Company’s expense.

(g)

to review annually, and make recommendations to the Board of Directors with respect to:

(i)

the size and composition of the Board of Directors, with a view to promoting effectiveness and efficiency;

(ii)

the appropriateness of the committees of the Board of Directors, their mandates and responsibilities and the allocation of Directors to the committees;

(iii)

the Chairman of the Board and the appropriateness of the duties and responsibilities of the Chairman of the Board;

(h)

to oversee the recruitment of candidates for the positions of Chief Executive Officer and President as required from time to time;

(i)

to meet at such times and places and to engage such advisors at the expense of the Company and to undertake such interviews and inquiries as the committee sees fit for the purpose of carrying out this mandate; and

(j)

to undertake such other initiatives as are needed to assist the Board of Directors in providing for the efficient and effective corporate governance of the Company.

3. Position Description –

(a)

Disclose whether or not the board has developed written position descriptions for the chair and the chair of each board committee. If the board has not developed written position descriptions for the chair and/or the chair of each board committee, briefly describe how the board delineates the role and responsibilities of each such position.

(a)

The Board has not developed a written position description for the Chairman of the Board. However, the duties of the Chairman of the Board include, presiding at meetings of the Board and the shareholders of the Company, providing leadership and instruction to the other members of the Board of Directors and ensuring that proper notice has been given at each meeting and the Board has sufficient knowledge and adequate material on a timely basis to permit it to make informed decisions.

Whereas a Chairman has been appointed by the Board for each of its three board committees (Audit, Compensation and Corporate Governance), written position descriptions for the Chairman of such board committees have not been developed by the Board.   However, the duties of the Chairman of each committee include, presiding over the meetings of the respective board committee, providing leadership and instruction to the other committee members, approving the agenda for each committee meeting and ensuring that proper notice has been given at each meeting and the members of the committee have sufficient knowledge and adequate material on a timely basis to permit it to make informed decisions.

(b)

Disclose whether or not the board and CEO have developed a written position description for the CEO. If the board and CEO have not developed such a position description, briefly describe how the board delineates the role and responsibilities of the CEO.

(b)

The Board has not developed a written position descriptions for the CEO. However, the CEO works with and is accountable to the Board of Directors of the Company with due regard to the Board’s requirement to be informed and to be independent.  The CEO’s role and responsibilities includes i) setting the tone for the Company by exemplifying consistent values of performance in enhancing shareholder value and advancing the Board of Directors of the Company, ii) demonstrating high ethical standards and fairness; iii) leading the Company in defining its vision; and iv) bearing the primary responsibility for ensuring the Company meets its short-term operational and long-term strategic goals.

4. Orientation and Continuing Education –

(a)

Briefly describe what measures the board takes to orient new directors regarding

i.

The role of the board, its committees and its directors, and

ii.

The nature and operation of the issuer’s business

(a)

The Company does not have a formal orientation and education program for new directors. However, new directors are provided with relevant materials with respect to the Company, including its comprehensive package of governance materials and policies as well as being oriented on relevant corporate issues by the CEO.

(b)

Briefly describe what measures, if any, the board takes to provide continuing education for its directors. If the board does not provide continuing education, describe how the board ensures that its directors maintain the skill and knowledge necessary to meet their obligations as directors.

(b)

The board currently does not provide continuing education for its directors. By using a board composed of experienced professionals with a wide range of financial, legal, exploration and mining expertise, the Company ensures that the board operates effectively and efficiently. Furthermore, each board member has toured the Company’s principal site facilities. The Company has had continuity on its board for the past few years and, as a result, orientation and education of directors has not been an issue.

5. Ethical Business Conduct –

(a)

Disclose whether or not the board has adopted a written code for the directors, officers and employees. If the board has adopted a written code:

i.

Disclose how a person or company may obtain a copy of the code;

ii.

Describe how the board monitors compliance with its code, or if the board does not monitor compliance, explain whether and how the board satisfies itself regarding compliance with its code; and

iii.

Provide a cross-reference to any material change report filed since the beginning of the issuer’s most recently completed financial year that pertains to any conduct of a director or executive officer that constitutes a departure from the code.

(a)

The Board adopted a Code of Business Conduct and Ethics for its directors, officers, employees and consultants  on April 27, 2004.  A copy of the Code, which was subsequently amended on March 31, 2005,  has been posted on its website.

In order to ensure compliance, the Board has established complaint procedures for financial concerns as well as anonymous reporting procedures to report any suspected violation of the Code in general.

There has never been a material change report filed, and more particularly not within the preceding 12 months, that pertains to any conduct of a director or executive officer that constitutes a departure from the Code.

(b)

Describe any steps the board takes to ensure directors exercise independent judgment in considering transactions and agreements in respect of which a director or executive officer has a material interest.

(b)

Directors with an interest in a material transactions are required to declare their interest and abstain from voting on such transactions.

A thorough discussion of the documentation related to material transaction is required for review by the board, particularly independent directors.

(c) Describe any other steps that board takes to encourage and promote a culture of ethical business conduct.	(c) The board seeks directors who have solid track records in spheres ranging from legal and financial to exploration and mining in order to ensure a culture of ethical business conduct.
6. Nomination of Directors -
(a) Describe the process by which the board identifies new candidates for board nomination

(a)

While the identification, evaluation and recommendation of new candidates for board nomination has been delegated to the Corporate Governance Committee of the Board of Directors, all of the Company’s  directors are ultimately actively involved in the assessment and approval of any  new director.

(b)

Disclose whether or not the board has a nominating committee composed entirely of independent directors. If the board does not have a nominating committee composed entirely of independent directors, describe what steps the board takes to encourage an objective nomination process.

(b)

While the board has not established a separate nominating committee, as noted in 6(a) above, the identification, evaluation and nomination of new candidates for board nomination has been delegated to the Corporate Governance Committee of the Board of Directors.  The Company’s Corporate Governance Committee is comprised entirely of independent directors.

(c) If the board has a nominating committee, describe the responsibilities, powers and operation of the nominating committee.	(c) See 6(a) and (b) above.
7. Compensation --
(a) Describe the process by which the board determines the compensation for the issuer’s directors and officers

(a)

The board reviews the adequacy and form of compensation and compares it to other companies of similar size and stage of development. There is no minimum share ownership requirement of directors. Directors’ compensation is in the form of stock options. The Company’s Compensation Committee reviews the amounts and effectiveness of stock option compensation as well as the Company’s  salary and bonus programs.

(b) Disclose whether or not the board has a compensation committee composed entirely of independent directors.	(b) The Compensation Committee is composed entirely of independent directors.
(c) If the board has a compensation committee, describe the responsibilities, powers and operation of the compensation committee.

The Compensation Committee is authorized:

(k)

to determine the salary and benefits of the Chief Executive Officer and President, subject to the terms of any existing contractual arrangements;

(l)

with due regard for the recommendations of the Chief Executive Officer and President, to determine:

(i)

the general compensation structure and policies and programs for the Company; and

(ii)

the salary and benefit levels for senior officers;

(m)

to administer the Company’s stock option plan and to determine its use, from time to time, as a form of compensation for salary personnel, consultants and Directors;

(n)

to determine the persons who are eligible for cash performance or incentive bonuses and, with input from such Officers, Directors and consultants as the committee sees fit, to determine the bonuses to be awarded to such persons;

(o)

to review and make recommendations to the Board of Directors on issues that arise in relation to any employment contracts in force from time to time; and

(p)

to review and approve severance arrangements for senior officers;

(q)

to propose compensation of the Directors in light of time commitments, risks and responsibilities.

(d)

If a compensation consultant or advisor has, at any time since the beginning of the issuer’s most recently completed financial year, been retained to assist in determining compensation for any of the issuer’s directors and officers, disclose the identity of the consultant or advisor and briefly summarize the mandate for which they have been retained. If the consultant or advisor has been retained to perform any other work for the issuer, state that fact and briefly describe the nature of the work.

(d) No compensation consultant or advisor was retained during 2005 to assist in determining the compensation for any of the Company’s directors and officers.
8. Other Board Committees –
If the board has standing committees other than the audit and compensation committees, identify the committees and describe their function.	The Board has appointed a Corporate Governance Committee. The responsibilities of this committee are summarized in 2 above.
9. Assessments –

Disclose whether or not the board, its committees and individual directors are regularly assessed with respect to their effectiveness and contribution. If assessments are regularly conducted, describe the process used for the assessments. If assessments are not regularly conducted, describe how the board satisfies itself that the board, its committees and its individual directors are performing effectively.

The board does not, at present, have a formal process in place for assessing the effectiveness of the board as a whole, its committees or individual directors. The Corporate Governance  Committee, assesses the effectiveness of the board and its independence on an on-going basis.

The board assesses the CEO’s effectiveness in attaining the Company’s corporate objectives, budgets and milestones.

Management and directors communicate with shareholders on an ongoing basis, and shareholders are regularly consulted on the effectiveness of board members and senior staff.